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                                                                     Exhibit 8.1
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                      [Schiff Hardin & Waite letterhead]

                             Schiff Hardin & Waite
                               6600 Sears Tower
                            Chicago, Illinois 60606

February 4, 1999


Newell Co.
29 East Stephenson Street
Freeport, Illinois 61032

     Re: Federal Income Tax Consequences of a Merger of a Newly Formed Wholly Owned Subsidiary of Newell Co. with and into Rubbermaid Incorporated
          --------------------------------------------------------------

Ladies and Gentlemen:

     You have requested our opinion relating to the federal income tax consequences to Newell Co. ("Newell"), Rubbermaid Incorporated ("Rubbermaid") and Rooster Company, a wholly-owned subsidiary of Newell ("Acquisition"), arising out of the Agreement and Plan of Merger, dated as of October 20, 1998, by and between Newell, Acquisition and Rubbermaid (the "Merger Agreement"). Our conclusions are based upon (i) the facts and assumptions set forth below and
(ii) the written representations to be made by Rubbermaid to us as of this date and updated at the Effective Time (the "Rubbermaid Letter") and the written representations to be made by Newell to us as of this date and updated at the Effective Time (the "Newell Letter"). Capitalized terms used but not defined in this letter have the meaning given them in the Merger Agreement.

     Our opinion does not address the tax consequences of the Merger under state, local or foreign law.

                                     FACTS

     Pursuant to the Merger Agreement, Acquisition shall be merged with and into Rubbermaid in accordance with the applicable provisions of the laws of the State of Ohio (the "Merger"). Rubbermaid shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Ohio. As a result of the Merger, Acquisition shall cease to exist and Company shall remain a direct wholly-owned subsidiary of Newell.

     As a result of the Merger, each share of common stock, par value $1.00 per share, of Rubbermaid ("Rubbermaid Shares"), will be converted into the right to receive 0.7883 of a share of fully paid and nonassessable shares of common stock, par value $1.00 per share, of Newell ("Newell Shares"). Newell will pay cash to any Rubbermaid shareholder in lieu of delivering to such shareholder a fractional Newell Share.

                                  ASSUMPTIONS

     In rendering our opinion, we have assumed with your consent that (i) the proposed transactions will be consummated strictly in accordance with the terms and conditions described in the Merger Agreement, and (ii) the representations made to us by Rubbermaid in the Rubbermaid Letter and by Newell in the Newell Letter are true as of this date and will be true at the Effective Time. With regard to the Rubbermaid Letter or the Newell Letter, we have assumed that any representation made therein to the best of the knowledge of the management of Rubbermaid and Newell, respectively, will be true without that qualification.
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Newell Co.
February 4, 1999
Page 2


                                    OPINION

     Based on the facts and assumptions set forth above and our examination and review of the Merger Agreement, the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 and accompanying exhibits dated February 4, 1999 (as amended, the "Registration Statement") and the document referred to above, we are of the opinion that:

     (1) The Merger will qualify as a reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") and each of Rubbermaid, Newell and Acquisition will be "parties" to a reorganization within the meaning of Section 368(b) of the Code.

     (2) No gain or loss will be recognized by Rubbermaid, Newell or Acquisition in connection with the Merger.

     We express no opinion concerning any tax consequences of the Merger, other than those specifically set forth above.

                               SCOPE OF OPINION

     Our opinion is based on present law and existing interpretations thereof by the courts and the Internal Revenue Service. Any change in the facts, currently or in the future, or any change in the law or existing interpretations thereof, may adversely affect our opinion. Further, our opinion is not binding on the Internal Revenue Service and the tax effects discussed above are not subject to absolute resolution prior to the running of the statute of limitations or the rendering of a final determination by a court of law or by closing agreement with the Internal Revenue Service. Finally, it should be noted that we have expressed no opinion except as specifically set forth herein.

                                   CONSENTS

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading "The Merger - Material Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus that constitutes part of the Registration Statement.

                                       SCHIFF HARDIN & WAITE


                                       By: /s/ Lawrence H. Jacobson
                                           -------------------------------------
                                               Lawrence H. Jacobson

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